Hancock Jaffe Laboratories, Inc. Announces Pricing of Initial Public Offering

Irvine, Calif., May 31, 2018 – Hancock Jaffe Laboratories, Inc. (“HJLI”), a company specializing in bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases, today announced the pricing of its initial public offering of 1,500,000 units, each unit consisting of one share of common stock and a warrant to purchase one share of common stock, at an initial public offering price of $5.00 per unit, before underwriting discounts and commissions. HJLI has also granted the underwriter a 45-day option to purchase an additional 225,000 units at the initial public offering price.

The shares of common stock and warrants underlying the units have been approved for listing on The Nasdaq Capital Market and are expected to begin trading under the ticker symbols “HJLI” and “HJLIW,” respectively, on May 31, 2018. The offering is expected to close on June 4, 2018, subject to customary closing conditions.

Network 1 Financial Securities, Inc. is acting as sole book-running manager for the offering.

A registration statement on Form S-1, including a prospectus, which is preliminary and subject to completion, relating to the offering has been filed with, and declared effective by, the U.S. Securities and Exchange Commission on May 30, 2018. The offering of these units will be made only by means of a prospectus. Copies of the prospectus may be obtained from Network 1 Financial Securities, Inc., 2 Bridge Ave #241, Red Bank, NJ 07701, or by e-mail at info@netw1.com, or by telephone at 1-(800) 886-7007.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Hancock Jaffe Laboratories, Inc.

HJLI specializes in developing and manufacturing bioprosthetic medical devices to establish improved standards of care for treating cardiac and vascular diseases. HJLI currently has three product candidates: the porcine tissue based VenoValve®, which is intended to be surgically implanted in the deep venous system of the leg to treat Chronic Venue Insufficiency; the CoreoGraft®, a bovine tissue based off the shelf conduit intended to be used for coronary artery bypass surgery, and a porcine tissue based heart valve, which based upon its relatively small size and increased output, is an ideal candidate for pediatric aortic/mitral valve replacement.

Forward-Looking Statements

This press release contains certain forward-looking statements, including statements with regard to HJLI’s proposed initial public offering. Words such as “expects,” “anticipates” and “intends” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed initial public offering discussed above will be completed on the terms described. Completion of the proposed initial public offering and the terms thereof are subject to numerous factors, many of which are beyond the control of HJLI, including, without limitation, failure of customary closing conditions and the risk factors and other matters set forth in the prospectus included in the registration statement in the form last filed with the U.S. Securities and Exchange Commission. HJLI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

HJLI Press Contacts:

Robert Berman, CEO

Tel: 949-261-2900

Email: rob@HJLInc.com

###